Exhibit 4.9

NOVOGEN LIMITED 16-20 Edgeworth David Ave Hornsby NSW 2077 Australia ACN 063 259 754

HEADS OF AGREEMENT

CLINICAL TRIAL FUNDING

DATED

THE PARTIES

The following agreement is made between the following parties:

Novogen Research Pty Ltd (ACN 060 202 931) of 16-20 Edgeworth David Ave, Hornsby, New South Wales, Australia, 2077

(“Novogen” or “Company”)

AND

The Kids’ Cancer Project of 5 – 11 Mentmore Avenue, Rosebery, NSW 2015

(“TKCP”)

Collectively referred to as Parties

RECITALS

A.	Novogen owns the lead drug candidate ATM3507, also known as Anisina. As a drug research and development company, Novogen’s primary objective is to progress its intellectual property through the first clinical phase.

B.	Novogen and TKCP share the common objective of seeing Anisina (or other anti-tropomyosin candidate) come into clinical trials to evaluate its potential as a treatment for a range of paediatric cancers.

C.	The Parties understand that there are significant costs and resources inherent in bringing a test drug candidate into the clinic, by way of example but not limited to regulatory submission costs, and the conduct and monitoring of clinical trials.

D.	Novogen has a focus on developing Anisina for adult cancer indications, but in return for TKCP providing the agreed funding to allow the clinical evaluation of Anisina (or other anti-tropomyosin candidate) for paediatric indications, Novogen is prepared to use reasonable endeavours to seek marketing approval in Australia, the United States of America, and the European Union for the relevant paediatric oncology indications for Anisina (or other anti-tropomyosin candidate).

CLINICAL TRIAL FUNDING AGREEMENT - NOVOGEN LTD – ACN 063 259 754

16-20 Edgeworth David Ave, Hornsby, NSW, 2077 | P: +61 (0) 2 9472 4100 - F: +61 (0) 2 9476 0388 | www.novogen.com

E.	The purpose of this Agreement is to formally agree on the principle of the funding of the clinical trials for Anisina (or other anti-tropomyosin candidate as agreed by Novogen and TKCP) for the relevant paediatric oncology indications.

F.	The Parties will negotiate in good faith and sign a Clinical Trial Research Agreement as soon as possible, which will contain all the details regarding the phase 1 clinical and the agreed final budget.

IT IS AGREED THAT:

1.	INTERPRETATION

1.1	In this Agreement:

Anisina means the codename for ATM-3507 lead anti-tropomyosin candidate.

Budget means the amount agreed by the Parties to cover all of the clinical costs associated with the part of the Project which directly involves the use of Anisina (or other anti-tropomyosin candidate as agreed by Novogen and TKCP) in paediatric indications, which will be finalised within the Clinical Trial Research Agreement and will be no more than US$1.5 million in total.

Change of Control means a change which takes place after the date of this agreement in the control (as defined in the Corporations Act 2001 (Cth)) of Novogen whether pursuant to an acquisition, takeover or merger.

Clinical Trial Research Agreement means the agreement signed by the Parties subsequent to this agreement in respect to the phase 1 clinical trial for Anisina (or other anti-tropomyosin candidate as agreed by Novogen and TKCP).

Commencement Date means the date of this Agreement or any other date mutually agreed by the parties.

Confidential Information means all know how, financial information and other commercially valuable information in whatever form including unpatented inventions, trade secrets, formulae, graphs, drawings, designs, biological materials, samples, devices, models and other materials of whatever description which a party claims is confidential to itself and over which it has full control and includes all other such information that may be in the possession of a party’s employees or management. Information is not confidential if:

a)	it is or becomes part of the public domain unless it came into the public domain by a breach of confidentiality;

CLINICAL TRIAL FUNDING AGREEMENT - NOVOGEN LTD – ACN 063 259 754	2
16-20 Edgeworth David Ave, Hornsby, NSW, 2077 | P: +61 (0) 2 9472 4100 - F: +61 (0) 2 9476 0388 | www.novogen.com

b)	it is obtained lawfully from a third party without any breach of confidentiality;

c)	it is already known by the recipient party (as shown by its written records) before the date of disclosure to it;

d)	it is independently developed by an employee of the recipient party who has no knowledge of the disclosure under this Agreement;

e)	required to be disclosed by a court, rule or governmental law or regulation, or the rules of any stock exchange, provided that the party making the disclosure provides prompt notice to the other party of any such requirement; or

f)	it is required to be disclosed pursuant to this Agreement.

Incremental Total Revenue means all the revenues generated by Anisina (or other anti-tropomyosin candidate as agreed by Novogen and TKCP) in a calendar year, irrespective of the therapeutic indication.

Intellectual Property means all copyright, all rights in relation to inventions (including patent rights), plant varieties, registered and unregistered trademarks (including service marks), registered and unregistered designs, Confidential Information and circuit layouts and all other rights of intellectual property resulting from intellectual activity in the industrial, scientific, literary or artistic fields recognised in domestic law anywhere in the world.

Launch Date means the first day following the commercialisation of Anisina (or other anti-tropomyosin candidate as agreed by Novogen and TKCP), regardless of the therapeutic indication.

Milestone Payments means the lump sum payments from Novogen to TKCP of US$500,000 each, payable on the following dates:

1)	On the Paediatric Commercialisation Date;

CLINICAL TRIAL FUNDING AGREEMENT - NOVOGEN LTD – ACN 063 259 754	3
16-20 Edgeworth David Ave, Hornsby, NSW, 2077 | P: +61 (0) 2 9472 4100 - F: +61 (0) 2 9476 0388 | www.novogen.com

2)	On the 1st anniversary of the Paediatric Commercialisation Date; and

3)	On the 2nd anniversary of the Paediatric Commercialisation Date.

Paediatric Commercialisation Date means the first day following the commercialisation of Anisina (or other anti-tropomyosin candidate as agreed by Novogen and TKCP) in a paediatric indication.

Project means the phase 1 clinical trial for Anisina (or other anti-tropomyosin candidate as agreed by Novogen and TKCP) as a treatment for a range of paediatric cancers.

Royalty Payments means the annual payment to be paid by Novogen to TKCP equivalent to:

(i)	0.5% of the Incremental Total Revenue generated by Anisina (or other anti-tropomyosin candidate as agreed by Novogen and TKCP) for revenue that is above A$10m and up to A$50m in the relevant year, with effect from the Launch Date up until the Paediatric Commercialisation Date; and

(ii)	1% of the Incremental Total Revenue generated by Anisina (or other anti-tropomyosin candidate as agreed by Novogen and TKCP) for revenue that is above A$10m and up to A$50m in the relevant year, with effect from the Paediatric Commercialisation Date

1.2	Unless the context otherwise requires:

a)	a word which denotes the singular denotes the plural and vice versa;

b)	where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings;

c)	any use of the verb ‘includes’, or of words such as ‘for example’ or ‘such as’, do not limit anything else that is included in general speech; and

d)	a reference to any legislation includes that legislation as amended, re-enacted consolidated or substituted; and

e)	a reference to a person includes a partnership and a body whether corporate or otherwise.

2.	TERM

2.1	This Agreement commences on the Commencement Date and continues until terminated in accordance with clause 9.

2.2	For the avoidance of doubt, this agreement may continue indefinitely until a party or both parties decide to terminate it.

CLINICAL TRIAL FUNDING AGREEMENT - NOVOGEN LTD – ACN 063 259 754	4
16-20 Edgeworth David Ave, Hornsby, NSW, 2077 | P: +61 (0) 2 9472 4100 - F: +61 (0) 2 9476 0388 | www.novogen.com

3.	OBLIGATIONS OF NOVOGEN

3.1	Novogen agrees to:

a) Ensure that the funds paid by TKCP to Novogen are only used for the purposes of the Project;

b) Be responsible for the preparation and submission of all documentation to both regulatory authorities and hospital review boards as required for the Project;

c) Manage the Project in accordance with the Clinical Trial Research Agreement;

d) Subject to conditions in section 5, Funding Details, refund to TKCP the costs associated with the Project as contributed by TKCP and as agreed in the Budget;

e) Pay for the costs of any pre-clinical studies, as required;

f) Pay any amount in relation to the Project that exceeds the amount agreed in the Budget, including all costs associated with the use of Anisina (or other anti-tropomyosin candidate as agreed by Novogen and TKCP) for adult indications;

g) Ensure that the costs associated with the Project are within the Budget and to minimise those costs for TKCP;

h) Bear the cost and responsibility of filing all documentation to achieve marketing approval by the TGA, FDA and EMA;

i) Join forces with TKCP to jointly petition government for fee reductions and/or funding for trials in childhood cancers; and

j) Provide potential future sponsorship to TKCP.

4.	OBLIGATIONS OF TKCP

4.1	TKCP agrees to:

a)	Provide full funding of the Project in accordance to section 5 of this Agreement up to the maximum level set out within the Budget;

b)	Seek support from other charitable organisations to support funding of the Project; and

c)	Join forces with Novogen to jointly petition government for fee reductions and/or funding for trial in childhood cancers.

CLINICAL TRIAL FUNDING AGREEMENT - NOVOGEN LTD – ACN 063 259 754	5
16-20 Edgeworth David Ave, Hornsby, NSW, 2077 | P: +61 (0) 2 9472 4100 - F: +61 (0) 2 9476 0388 | www.novogen.com

5.	FUNDING DETAILS

5.1	The Parties agree that the particulars of the funding will be included in the Budget.

5.2	Novogen will primarily incur and bear the costs in relation to the Project.

5.3	Novogen will provide TKCP with a quarterly report setting out funds used for the Project (including such other information as reasonably required by TKCP from time to time) and invoice TKCP monthly for the reimbursement of the costs paid in relation to the Project. Such reimbursement must occur within 30 days of receiving the invoice.

5.4	Commencing on the Paediatric Commercialisation Date, Novogen will make 3 Milestone Payments to TKCP in order to cover part of the costs associated with the Project.

5.5	Novogen will pay to TKCP the Royalty Payments commencing on the Launch Date and on each anniversary of the Launch Date up to and including the 10th Anniversary of the Launch Date.

5.6	If a Change of Control occurs during the term of the Agreement, Novogen will use its best endeavours to honour its commitments as set out in this section 5.

6.	INTELLECTUAL PROPERTY

6.1	All Intellectual Property arising from the Project vests in Novogen from its creation and the parties will negotiate in good faith and determine at the time of signing the Clinical Trial Research Agreement the licensing arrangements which will apply post the Launch Date or such earlier time as agreed by the Parties.

7.	SHARE OF INFORMATION

7.1	Novogen endeavours to share the information in relation to the Project with TKCP, which shall always be treated as Confidential Information.

7.2	TKCP shall not publish or disclose any information in relation to the Project without receiving written approval from Novogen, which shall not be unreasonably withheld or delayed.

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16-20 Edgeworth David Ave, Hornsby, NSW, 2077 | P: +61 (0) 2 9472 4100 - F: +61 (0) 2 9476 0388 | www.novogen.com

8.	CLINICAL TRIAL RESEARCH AGREEMENT

8.1	The Parties agree to enter in a Clinical Trial Research Agreement at a later stage, which will include all the relevant information and obligations regarding the clinical trial as well as the Budget.

8.2	The Clinical Trial Research Agreement will be applied in conjunction with this Agreement, unless specified otherwise.

9.	TERMINATION

9.1	Prior to the Launch Date, a party may terminate this Agreement by the provision of 60 days notice to the other party.

9.2	A party may terminate this Agreement immediately by notice to the other if that party:

a)	commits a breach of any material term of this Agreement and, if the breach is capable of remedy, fails to remedy the breach within 30 days after being required to do so in writing by the non-breaching party; or

b)	goes into liquidation, has a receiver or receiver and manager appointed to it or any part of its assets, enters into a scheme of arrangement with creditors or suffers any other form of external administration.

9.3	If the Agreement is terminated by TKCP pursuant to clause 9.2, Novogen will refund to TKCP any funds paid by TKCP to Novogen under this Agreement up until the time of termination of this Agreement.

9.4	If Novogen terminates this Agreement in accordance with section 9.1, it shall reimburse TKCP for the costs incurred (including funds paid by TKCP to Novogen pursuant to this Agreement), as agreed in the Budget, up to the date of termination, provided that the termination was not triggered by the failure of the Project.

10.	LIABILITY AND INDEMNITY

10.1	Novogen does not warrant that:

a)	Anisina (or other anti-tropomyosin candidate as agreed by Novogen and TKCP) is fit for the Project, nor that it has any particular qualities or characteristics;

b)	the Project will lead to any particular result; or

c)	the Project will not infringe the rights of any person.

CLINICAL TRIAL FUNDING AGREEMENT - NOVOGEN LTD – ACN 063 259 754	7
16-20 Edgeworth David Ave, Hornsby, NSW, 2077 | P: +61 (0) 2 9472 4100 - F: +61 (0) 2 9476 0388 | www.novogen.com

10.2	TKCP acknowledges that the Project is experimental in nature, and to the extent permitted by law, Novogen excludes all warranties, express or implied, in relation to the Project.

10.3	To the extent permitted by law, neither Party will have any liability to other Party, however arising and under any cause of action or theory of liability, including in respect of special, indirect or consequential damages, loss of profit (whether direct or indirect) or loss of business opportunity.

10.4	Novogen warrants that the Project will be covered by an appropriate insurance policy, as required by law.

11.	NOTICE

11.1	A party giving notice or notifying under this Agreement must do so in writing (including by facsimile or email):

a)	directed to recipient’s address, as varied by any notice; and

b)	hand delivered or sent by prepaid post, facsimile or email to that address.

The parties’ address details (until varied) are as specified in the Schedule.

11.2	A notice given in accordance with this clause is taken to be received:

I.	if hand delivered, on delivery;

II.	if sent by prepaid post, 5 working days after the date of posting (or 7 working days after posting if posted to or from a place outside Australia);

III.	if sent by facsimile, at the time the sender receives notification that the notice has been transmitted satisfactorily; or

IV.	if sent by email;

i.	when the sender receives an automated message confirming delivery; or

ii.	twenty four hours after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered;

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16-20 Edgeworth David Ave, Hornsby, NSW, 2077 | P: +61 (0) 2 9472 4100 - F: +61 (0) 2 9476 0388 | www.novogen.com

whichever happens first.

12.	NO WAIVER

12.1	A party’s agreement to waive a right or entitlement under this Agreement is only effective if that party gives written notice of that waiver to the party seeking the benefit of the waiver.

12.2	Waiver by a party of anything that another party must do under this Agreement is not a waiver of any other right or entitlement under this Agreement.

12.3	A failure or delay in exercising a right arising from a breach of this Agreement is not a waiver of that right.

13.	DISPUTE RESOLUTION

13.1	No party may start arbitration, tribunal or court proceedings (except proceedings seeking interlocutory relief) in respect of a dispute unless it has first complied with this clause.

13.2	The parties will use their best endeavours to co-operatively resolve a dispute.

13.3	A party to this Agreement claiming that a dispute has arisen out of or in relation to this Agreement must give written notice (Notice) to the other party specifying the nature of the dispute.

13.4	If the parties do not agree within seven days of receipt of the Notice (or such further period as agreed in writing by them) as to:

a)	the dispute resolution technique (e.g. expert determination) and procedures to be adopted;

b)	the timetable for all steps in those procedures; and

c)	the selection and compensation of the independent person required for such technique,

d)	the parties must mediate the dispute in accordance with the Mediation Rules of the Law Society of New South Wales, and, the President of the Law Society of New South Wales or the President’s nominee will select the mediator and determine the mediator’s remuneration.

14.	GENERAL

14.1	This Agreement may only be varied in writing, signed by all the parties.

CLINICAL TRIAL FUNDING AGREEMENT - NOVOGEN LTD – ACN 063 259 754	9
16-20 Edgeworth David Ave, Hornsby, NSW, 2077 | P: +61 (0) 2 9472 4100 - F: +61 (0) 2 9476 0388 | www.novogen.com

14.2	A party must not assign its rights or obligations under this Agreement without the prior written consent of the other party.

14.3	This Agreement constitutes the entire agreement between the parties in relation to its subject matter and supersedes any previous agreement of the parties, or any other communication or representation made, in relation to its subject matter.

14.4	If a provision of this Agreement is invalid, illegal or unenforceable, then to the extent of the invalidity, illegality or unenforceability, that provision must be ignored in the interpretation of this Agreement. All other provisions of this Agreement remain in full force and effect.

14.5	A party may execute this Agreement by signing a counterpart. All counterparts constitute one document, when taken together.

14.6	Each party must:

a)	do or cause to be done all acts and things necessary or desirable to give effect to; and

b)	refrain from doing all acts and things that could hinder performance by any party of, this Agreement.

14.7	Each party is to pay its own costs, charges and expenses in entering into this Agreement.

14.8	This Agreement binds and benefits the parties, their respective successors and permitted assigns.

14.9	Unless this Agreement provides otherwise, a party has no right of set-off against a payment due to another party.

14.10	This Agreement is governed by and must be construed in accordance with the laws of New South Wales.

14.11	Each party:

a)	irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales and all courts that have jurisdiction to hear appeals from them; and

b)	waives any right to object to proceedings being brought in those courts for any reason.

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16-20 Edgeworth David Ave, Hornsby, NSW, 2077 | P: +61 (0) 2 9472 4100 - F: +61 (0) 2 9476 0388 | www.novogen.com

Execution on following page

CLINICAL TRIAL FUNDING AGREEMENT - NOVOGEN LTD – ACN 063 259 754	11
16-20 Edgeworth David Ave, Hornsby, NSW, 2077 | P: +61 (0) 2 9472 4100 - F: +61 (0) 2 9476 0388 | www.novogen.com

Executed as an agreement

Signed for and on behalf of the Novogen Research Pty Ltd by an authorised person in the presence of:	)
)
)

Signature		Signature

Iain Ross – Director, Acting CEO		Lionel Mateo – Company Secretary
Name (please print)		Name (please print)

Date of signing

Signed for and on behalf of TKCP by an authorised person in the presence of:	)
)
)

Signature		Signature

Name (please print)		Name (please print)

Date of signing

By signing this Agreement, each signatory warrants that they have authority to enter into this Agreement on behalf of the party they are stated to represent.

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16-20 Edgeworth David Ave, Hornsby, NSW, 2077 | P: +61 (0) 2 9472 4100 - F: +61 (0) 2 9476 0388 | www.novogen.com